Exhibit 99.1

REPAY Announces Expiration of Consent Solicitation for Public Warrants and Provides Notice of Potential

Warrant Price Reduction

ATLANTA, April 22, 2020 – Repay Holdings Corporation (NASDAQ: RPAY) (the “Company” or “REPAY”) announced the expiration of its previously announced consent solicitation from holders of its outstanding public warrants (CUSIP No. 76029L 118) (the “Public Warrants” and together with private placement warrants, the “Warrants”) to approve amendments (the “Proposed Amendments”) to the existing warrant agreement, as previously amended, relating to the Warrants (the “Warrant Agreement”) for the purpose of curing certain ambiguities relating to a “cashless exercise” of the Warrants.

The consent solicitation expired at 5:00 p.m., New York City time, on April 21, 2020. As of the expiration time, the Company had not obtained the requisite consents for the Proposed Amendments. Accordingly, the Proposed Amendments will not become operative.

The Company has notified the holders of the Warrants that it may lower the Warrant Price (as defined in the Warrant Agreement) for a limited period of time (the “Reduction Period”). The Reduction Period would commence on a date on or after May 12, 2020 and end not less than twenty (20) business days thereafter. The terms and conditions associated with any such reduction will be set forth in an Offer to Reduce Exercise Price and accompanying documents, which will be provided to holders of Warrants at or prior to the commencement of the Reduction Period.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management, but actual results and the timing of events may differ materially from the results anticipated. Such forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control, including, without limitation, the factors described in our reports filed with the U.S. Securities and Exchange Commission. All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of circumstances or developments occurring after the date of this communication.

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing and technology needs. REPAY’s proprietary, integrated payment technology platform reduces the complexity and enhances the experience of electronic payments.

REPAY Contacts

Investor Relations:

repayIR@icrinc.com

Media Relations:

Kristen Hoyman

(404) 637-1665

khoyman@repay.com